SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                          (Amendment No. _________)(1)

                          Arc Wireless Solutions Inc.
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                                (Name of Issuer)

                         Common Stock, $.0005 par value
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                         (Title of Class of Securities)

                                   03878k207
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                                 (CUSIP Number)

                                October 1, 2008
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            (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          |_|  Rule 13d-1(b)

          |X|  Rule 13d-1(c)

          |_|  Rule 13d-1(d)

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(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.                             13G                      Page 2 of 5 Pages

03878K207
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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Evansville Limited (No Federal Tax I.D)
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |_|
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3.   SEC USE ONLY

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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
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  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           411,130
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BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
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    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         411,130
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     411,130
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

13.3% (based on 3,091,000 shares of commmon stock outstanding on August 1, 2008)
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12.  TYPE OF REPORTING PERSON*

     CO
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  03878K207                  13G                      Page 3 of 5 Pages

Item 1(a).  Name of Issuer: Arc Wireless Solutions Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

                10601 West 48th Avenue
                Wheat Ridge, Colorado 80033

Item 2(a).  Name of Person Filing: Evansville Limited

Item 2(b).  Address of Principal Business Office, or if None, Residence:

                Tropic isle Building
                P.O. Box 3331
                Road Town, Tortola

Item 2(c).  Citizenship: British Virgin Islands

Item 2(d). Title of Class of Securities: Common Stock par value $.0005 per share

Item 2(e).  CUSIP Number: 03878K207

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a)   |_|   Broker or dealer registered under Section 15 of the Exchange
                  Act.

      (b)   |_|   Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)   |_|   Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.

      (d)   |_|   Investment company registered under Section 8 of the
                  Investment Company Act.

      (e)   |_|   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

      (f)   |_|   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);

      (g)   |_|   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);

      (h)   |_|   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;

      (i)   |_|   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act;

      (j)   |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No.    03878K207                13G                      Page 4 of 5 Pages

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:    411,130

     (b)  Percent of class:     13.3%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote 411,130

          (ii)  Shared power to vote or to direct the vote _______,

          (iii) Sole power to dispose or to direct the disposition of 411,130,

          (iv)  Shared power to dispose or to direct the disposition of _______

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Item 8.  Identification  and  Classification  of Members of the Group.

Item 9.  Notice of Dissolution of Group.

Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                        10/9/2008
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                                                         (Date)

                                                     Alan G. Quasha

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                                                       (Signature)

                                                     Attorney-in-Fact
                                         ---------------------------------------
                                                      (Name/Title)

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).